UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2016

CHINA AUTO LOGISTICS INC.

 (Exact name of registrant as specified in its charter)

Nevada	001-34393	98-065797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Floor 1 FTZ International Auto Mall 86 Tianbao Avenue, Free Trade Zone

Tianjin Province, The People’s Republic of China 300461

(Address of principal executive offices)

Registrant’s telephone number, including area code: (86) 22-2576-2771

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 13, 2016, China Auto Logistics Inc. (the “Company”) received notification from the Nasdaq Listings Qualification Department (“Nasdaq”) that as a result of the recent resignations of two independent directors from the Company’s board of directors (the “Board”), the Company is no longer in compliance with Nasdaq’s Listing Rules 5605(b)(1), 5605(c)(2) and 5605(d)(2) (the “Rules”) because the Company no longer has (1) a majority of independent directors on the Board, (2) an audit committee of at least three independent directors, and (3) a compensation committee of at least two independent directors.

The Company has until June 27, 2016 to submit a plan to regain compliance with the Rules (a “Plan”) and, if the Plan is accepted by Nasdaq, then Nasdaq can grant an extension until November 9, 2016 for the Company to regain compliance. If Nasdaq does not accept the Plan, then the Company may appeal such decision.

The Company is actively searching for two qualified independent directors to serve on the Board and its audit and compensation committees. The Company intends to appoint these two directors prior to June 27, 2016 and negate the need to submit a Plan. If the Company is unable to meet such deadline, then the Company intends to submit a Plan to Nasdaq and request an extension of time in order to locate and appoint two qualified independent directors. However, there can be no assurance that the Company will ultimately be able to regain compliance with the Rules.

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SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2016

CHINA AUTO LOGISTICS INC.

By:	/s/ Tong Shiping
Name:	Tong Shiping
Title:	President and Chief Executive Officer

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